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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                   INVESCO DYNAMIC CREDIT OPPORTUNITIES FUND

A Joint Annual Meeting ("Meeting") of Shareholders of Invesco Dynamic Credit Opportunities Fund (the "Fund") was held on August 26, 2015. The Meeting was held for the following purposes:

(1). Election of Trustees by Common Shareholders and Preferred Shareholders voting together as a single class.

(2). Election of Trustees by Preferred Shareholders voting as a separate class.

The results of the voting on the above matters were as follows:

                                               Votes     Votes
                Matters                         For     Withheld
                -------                      ---------- --------
                (1). James T. Bunch......... 62,059,571 819,675
                     Bruce L. Crockett...... 62,079,782 799,464
                     Rodney F. Dammeyer..... 62,057,985 821,261
                     Jack M. Fields......... 62,101,912 777,334
                     Martin L. Flanagan..... 62,081,915 797,331

                (2). David C. Arch..........      1,250       0